Exhibit 5.1

May 25, 2007

Aegerion Pharmaceuticals, Inc.

CenterPointe IV

1140 Route 22 East, Suite 304

Bridgewater, NJ 08807

Re:	Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-141459) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Aegerion Pharmaceuticals, Inc., Inc., a Delaware corporation (the “Company”), of up to 5,750,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”). The Shares are to be sold by the Company to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters substantially in the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP